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                                                                    EXHIBIT D-19

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION

Reliant Energy Aurora, LP                                 Docket No. EC02-10-000
Reliant Energy Coolwater, LLC,
Reliant Energy Desert Basin, LLC,
Reliant Energy Ellwood, LLC,
Reliant Energy Etiwanda, LLC,
Reliant Energy Indian River, LLC,
Reliant Energy Mandalay, LLC,
Reliant Energy Maryland Holdings, LLC,
Reliant Energy Mid-Atlantic Power Holdings, LLC,
Reliant Energy New Jersey Holdings, LLC,
Reliant Energy Ormond Beach, LLC,
Reliant Energy Osceola, LLC,
Reliant Energy Services, Inc.,
Reliant Energy Shelby County, LP, and
El Dorado Energy, LLC

                ORDER AUTHORIZING DISPOSITION OF JURISDICTIONAL
                    FACILITIES AND CORPORATE REORGANIZATION

                           (Issued November 21, 2001)


     On October 22, 2001, Reliant Energy Aurora, LP (Reliant Energy Aurora) Reliant Energy Coolwater, LLC (Reliant Energy Coolwater), Reliant Energy Desert Basin, LLC (Reliant Energy Desert Basin), Reliant Energy Ellwood, LLC (Reliant Energy Ellwood), Reliant Energy Etiwanda, LLC (Reliant Energy Etiwanda), Reliant Energy Indian River, LLC (Reliant Energy Indian River), Reliant Energy Mandalay, LLC (Reliant Energy Mandalay), Reliant Energy Maryland Holdings, LLC (Reliant Energy Maryland), Reliant Energy Mid-Atlantic Power Holdings, LLC (Reliant Energy Mid-Atlantic), Reliant Energy New Jersey Holdings, LLC (Reliant Energy New Jersey), Reliant Energy Ormond Beach, LLC (Reliant Energy Ormond Beach), Reliant Energy Osceola, LLC (Reliant Energy Osceola), Reliant Energy Shelby County, LP (Reliant Energy Shelby County), Reliant Energy Services, Inc.
(RES) and El Dorado Energy, LLC (El Dorado) (collectively, Applicants), filed a joint application under section 203 of the Federal Power Act (FPA)(1) for Commission authorization for the transfer of indirect control of the Applicants' jurisdictional facilities to a new holding company being formed by


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     (1) 16 U.S.C. Section 824b (1994).
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Docket No. EC02-10-000                -2-


Applicants' parent company, Reliant Energy, Inc. (REI).(2) Applicants also request approval for the subsequent indirect transfer of control that will result from the distribution of the stock of Reliant Resources, Inc. (Reliant Resources) to shareholders. The proposed corporate realignment of certain wholly-owned subsidiaries is the final step in a corporate realignment to separate REI's regulated electric and natural gas businesses from Reliant Resources's wholesale electric generation, trading and retail energy services businesses. Although Applicants believe that the transaction may not require Commission approval under section 203, Applicants consent to jurisdiction in order to obtain approval of their application. Thus, jurisdiction over the proposed transfer is assumed, without making any determination of jurisdiction.(3)

     Reliant Energy Aurora, Reliant Energy Coolwater, Reliant Energy Desert Basin, Reliant Energy Ellwood, Reliant Energy Etiwanda, Reliant Energy Indian River, Reliant Energy Mandalay, Reliant Energy Maryland, Reliant Energy Mid-Atlantic, Reliant Energy New Jersey, Reliant Energy Ormond Beach, Reliant Energy Osceola and Reliant Energy Shelby County are independent power producers authorized by the Commission to sell electric power at market-based rates and have received Commission authorization to operate as exempt wholesale generators.

     RES is a power marketers authorized by the Commission to sell electric power at market-based rates. RES also markets natural gas.

     El Dorado is a independent power producer authorized by the Commission to sell electric power at market-based rates.

     Reliant Resources, a subsidiary of REI, owns the wholesale generation, trading and retail energy services businesses of REI.

     According to the application, the overall corporate realignment plan for REI will lead to the separation of its regulated electric and natural gas transmission and distribution businesses, along with some other businesses, from its wholesale electric


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     (2) REI is an exempt public utility company under the Public Utility
Holding Company Act of 1935, but is not a public utility under the FPA. At present, all Applicants are indirect subsidiaries of REI and, except for RES, are direct or indirect subsidiaries of Reliant Energy Power Generation, Inc.
(REPG).

     (3) See, Ocean State Power, 47 FERC Paragraph 61,321 at 62,130 (1989) and Ocean State Power, 43 FERC Paragraph 61,466 (1988). See also, National Electric Associates L.P., 80 FERC Paragraph 62,116 at 64,191 at n.2 (1997).
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Docket No. EC02-10-000                -3-


generation, trading and retail energy services businesses.(4) REI will initiate the proposed corporate reorganization by first creating a new subsidiary, CenterPoint. CenterPoint will then form a new wholly-owned subsidiary, Mergerco. Then, Mergerco will merge with REI, with REI's common stock converting into CenterPoint common stock on a one-for-one basis. REI will subsequently distribute all of the stock in its wholly-owned subsidiaries and all of the stock it owns in Reliant Resources, just over 80 percent, to CenterPoint. CenterPoint will then distribute, on a pro-rata basis, all of the stock it owns in Reliant Resources to the CenterPoint shareholders.

     According to the application, the proposed transaction is consistent with the public interest and will not have an adverse effect on competition, rates or regulation. With respect to competition, Applicants state that the transaction will not adversely affect competition because it will not decrease the number of competitors in the market. Applicants also believe that the proposed transaction can only have pro-competitive effects since it will establish a new independent wholesale generation and trading company and retail service provider to compete in the market.

     With regard to rates, Applicants state that the transaction will not have an adverse effect on rates because their wholesale sales are made under market-based rate authority, and because Applicants have no captive customers whose rates could potentially be affected. With respect to regulation, Applicants state that the proposed transaction will not adversely affect regulation because the Commission will continue to exercise regulatory authority over the Applicants. In addition, according to the application, none of the Applicants is subject to rate regulation by any state regulatory authority.

     Notice of the application was published in the Federal Register with comments due on or before November 12, 2001. The Pennsylvania Public Utility Commission, the Arkansas Public Service Commission and the Louisiana Public Service Commission filed timely notices of intervention. Pursuant to Rule 214 of the Commission's Rules of Practice and Procedure,(5) the timely, unopposed notices of intervention serve to make the Pennsylvania Public Utility Commission, the Arkansas Public Service Commission and the Louisiana Public Service Commission parties to this proceeding.



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     (4) The first part of the corporate reorganization occurred during late
2000. See Reliant Energy Coolwater, LLC, et al., 93 FERC Paragraph 62,152.

     (5) 18 C.F.R. Section 385.214(a)(2)(2001).
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Docket No. EC02-10-000              -4-


     After consideration, it is concluded that the proposed transaction is consistent with the public interest and is authorized, subject to the following conditions:

     (1) The proposed transaction is authorized upon the terms and conditions and for the purposes set forth in the application;

     (2) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of cost, or any other matter whatsoever now pending or which may come before the Commission.

     (3) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted;

     (4) The Commission expressly reserves the right, pursuant to sections 203(b) and 309 of the Federal Power Act, to place further conditions on the transfer for good cause shown;

     (5) Applicants shall make appropriate filings under section 205 of the FPA, as necessary, to implement the transaction; and

     (6) Applicants shall notify the Commission within 10 days of the date that the disposition of jurisdictional facilities has been consummated.

     Authority to act on this matter is delegated to the Director, Division of Tariffs and Rates - West, pursuant to 18 C.F.R. Section 375.307. This order constitutes final agency action, Requests for rehearing by the Commission may be filed within thirty (30) days of the date of issuance of this order, pursuant to 18 C.F.R. Section 385.713.


                                          /s/ Michael A. Coleman

                                          Michael A. Coleman
                                          Director
                                          Division of Tariffs and Rates - West